UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 25, 2011
FIRST POTOMAC REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-31824	37-1470730

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7600 Wisconsin Avenue
Bethesda, Maryland 20814

(Address of principal executive offices)
(301) 986-9200

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or former Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
On January 25, 2011, First Potomac Realty Trust (the “Company”) formed a joint venture (the “Joint Venture”) with an affiliate of The John Akridge Company (“Akridge”) to acquire for $39.6 million a property located at 1200 17th Street, NW, in Washington, DC, and to redevelop the property. The property currently consists of a land parcel that contains an existing 85,000-square-foot office building. The Joint Venture intends to demolish the existing office building and develop a new Class A office building expected to have approximately 170,000 square feet of gross leasable area.
When the Joint Venture is fully capitalized, the Company will own 95% of the Joint Venture (subject to adjustment depending on each party’s capital contributions and subject to a promoted interest granted to Akridge after specified returns are achieved by the Company), while Akridge will own 5%. The Company’s total capital commitment to the Joint Venture (including acquisition and development costs) is anticipated to be approximately $109 million, less amounts funded through acquisition and construction financing. The acquisition of the property is not expected to occur until October 2011 and is subject to various contingencies. Construction is currently expected to commence in 2012 and is expected to be completed in late 2014.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST
Date: January 28, 2011	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President and General Counsel